Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

FRESH DEL MONTE PRODUCE ANNOUNCES
TRANSITIONING OF EXECUTIVE OFFICER POSITION
CORAL GABLES, FL. - September 1, 2016 - Fresh Del Monte Produce Inc. (NYSE: FDP) (the “Company”) announced today that Hani El-Naffy, 66, the Company’s President and Chief Operating Officer, will start to transition his role as an officer of the Company, with the transition beginning immediately and lasting through February 28, 2017. Mr. El-Naffy plans to continue as a member of the Company’s Board of Directors following thereafter. In accordance with the Company’s established succession plan for key executive officers, the Company will proceed with implementing a transition plan for the role of President and Chief Operating Officer. Mr. El-Naffy will work to effect an orderly transition over the next six months.
“On behalf of the Board of Directors and everyone at Fresh Del Monte Produce, I would like to thank Hani for the high level of dedication and commitment that he has given to Fresh Del Monte Produce as President and Chief Operating Officer for almost 20 years,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer of the Company. “Hani’s day-to-day leadership will be missed, but we are glad that the Company will benefit from his participation in the transition process and his plan to continue to serve as a board member.”

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company's actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information - Risk Factors” in Fresh Del Monte Produce Inc.'s Annual Report on Form 10-K for the year ended January 1, 2016, along with other reports that the Company has on file with the Securities and Exchange Commission.

Note to the Editor: This release and other press releases are available on the Company's web site, www.freshdelmonte.com.
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